Exhibit 99.1

Clearwater Paper Reports Third Quarter 2017 Results

SPOKANE, Wash.--(BUSINESS WIRE)--October 19, 2017--Clearwater Paper Corporation (NYSE:CLW) today reported financial results for the third quarter of 2017.

The company reported net sales of $426.5 million for the third quarter of 2017, down 2.0% compared to net sales of $435.3 million for the third quarter of 2016. Net earnings determined in accordance with generally accepted accounting principles, or GAAP, for the third quarter of 2017 were $0.9 million, or $0.05 per diluted share, comparable to net earnings for the third quarter of 2016 of $0.9 million, or $0.05 per diluted share, as a $2.4 million tax benefit from Federal tax credits in the third quarter of 2017 more than offset a pre-tax loss of $2.2 million for the quarter. Excluding certain non-core items identified in the attached Reconciliation of Non-GAAP Financial Measures, third quarter 2017 adjusted net earnings were $5.3 million, or $0.32 per diluted share, compared to third quarter 2016 adjusted net earnings of $2.4 million, or $0.14 per diluted share.

Earnings before interest, taxes, depreciation and amortization, or EBITDA, were $31.3 million for the third quarter of 2017 compared to $32.0 million for the third quarter of 2016. Adjusted EBITDA for the quarter was $37.6 million, up 9.7% compared to third quarter 2016 Adjusted EBITDA of $34.3 million. The $3.3 million increase in Adjusted EBITDA in the third quarter of 2017 was primarily a result of lower general maintenance costs as well as lower wage and benefits expense resulting from warehouse automation projects at several of the company's facilities, the shutdown of two higher cost tissue machines at the company's Neenah, Wisconsin mill and the closure of the company's Oklahoma City facility. These were partially offset by higher input costs for pulp and transportation.

"During the quarter, we continued to focus on our long-term strategic plan to improve operating efficiencies and reduce expenses, resulting in the completion of two major strategic initiatives as part of a three-year strategic plan,” said Linda K. Massman, president and chief executive officer. “As previously announced, our third quarter results were impacted by higher than expected pulp prices, major maintenance repair costs, and transportation rates due to inclement weather caused by hurricanes in the Southeast. To further enhance our competitive positioning, we have retained a strategic consultant, A.T. Kearney. We believe this is an important step toward optimizing our cost structure and we look forward to providing you with future updates,” said Massman.

THIRD QUARTER 2017 SEGMENT PERFORMANCE

Consumer Products

Net sales in the Consumer Products segment were $232.9 million for the third quarter of 2017, down 8.1% compared to third quarter 2016 net sales of $253.3 million. This decrease was due primarily to lower parent roll sales resulting from the shutdown of two higher cost paper machines at the Neenah, Wisconsin mill at the end of 2016 and a 5.7% decrease in retail tons sold in the third quarter of 2017.

Consumer Products had operating income of $4.4 million in the third quarter of 2017, compared to operating income of $17.2 million in the third quarter of 2016. After adjusting for certain non-core items identified in the attached Reconciliation of Non-GAAP Financial Measures, adjusted operating income of $10.2 million for the third quarter of 2017 was down from $15.9 million in the same period in 2016. Consumer Products operating margin decreased to 1.9% in the third quarter of 2017 from 6.8% in the third quarter of 2016. Adjusted operating margin and Adjusted EBITDA for the segment decreased from 6.3% and $30.9 million, respectively, in the third quarter of 2016 to 4.4% and $25.9 million in the third quarter of 2017, due to higher input costs for pulp, transportation due to weather related events, and packaging supplies. These items were partially offset by lower wage and benefit costs resulting from the implementation of warehouse automation and the previously mentioned tissue machine shutdowns at the Neenah mill and closure of the Oklahoma City facility, as well as lower maintenance costs.

Tissue Sales Volumes and Prices:

• Total tissue sales volumes of 90,502 tons in the third quarter of 2017 decreased by 10.0% and converted product cases shipped were 12.7 million, down 7.6%, each compared to the third quarter of 2016.

• Average tissue net selling prices increased 2.3% to $2,574 per ton in the third quarter of 2017, compared to the third quarter of 2016, due to improved product mix.

Pulp and Paperboard

Net sales in the Pulp and Paperboard segment were $193.6 million for the third quarter of 2017, up 6.4% compared to third quarter 2016 net sales of $182.0 million. The increase was primarily due to higher paperboard prices and shipment volume, including sales from the operations of the former Manchester Industries acquired in December 2016. Operating income for the third quarter of 2017 increased $5.0 million to $15.0 million, compared to the third quarter of 2016. EBITDA for the segment was $23.4 million in the third quarter of 2017, compared to $16.5 million in the third quarter of 2016. These increases were primarily due to lower costs for wood fiber, energy and maintenance, partially offset by higher weather related transportation costs for the third quarter of 2017.

Paperboard Sales Volumes and Prices:

• Paperboard sales volumes increased 2.2% to 200,569 tons in the third quarter of 2017, compared to 196,271 tons in the third quarter of 2016.

• Paperboard net selling prices increased 4.1% to $965 per ton compared to the third quarter of 2016.

Taxes

The company's consolidated GAAP tax rate and adjusted tax rate for the third quarter of 2017 were benefits of 138.7% and 17.9%, respectively, compared to provisions of 48.8% and 41.4%, respectively, in the third quarter of 2016. On a GAAP basis, the benefit for the third quarter of 2017 was primarily driven by the pre-tax loss for the quarter, which was increased by the Federal tax credits discussed previously. The company expects its GAAP and adjusted tax rate for 2017 to be approximately 30%, down from the mid-point of the company's outlook of 34% at the end of the second quarter, primarily due to additional Federal tax credits.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, the company presents certain non-GAAP financial information for the third quarters of 2017 and 2016, including adjusted net earnings, adjusted net earnings per diluted share, EBITDA, adjusted EBITDA, adjusted operating income, adjusted operating margin, adjusted income tax provision and adjusted tax rate. Because these amounts are not in accordance with GAAP, reconciliations to net earnings, net earnings per diluted share, operating income, income tax provision and tax rate as determined in accordance with GAAP are included in the tables at the end of this press release. The company presents these non-GAAP amounts because management believes they assist investors and analysts in comparing the company's performance across reporting periods on a consistent basis by excluding items that the company does not believe are indicative of its core operating performance.

WEBCAST INFORMATION

Clearwater Paper Corporation will discuss these results during an earnings conference call that begins at 2:00 p.m. Pacific Time today. A live webcast and accompanying supplemental information will be available on the company's website at http://ir.clearwaterpaper.com. A replay of today's conference call will be available on the website at http://ir.clearwaterpaper.com/results.cfm beginning at 5:00 p.m. Pacific Time today.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong customer partnerships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding the company's long-term strategic plan, operational efficiency projects, cost management and expected tax rate for 2017. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to the competitive pricing pressures for the company's products, including as a result of increased capacity as additional manufacturing facilities are operated by the company's competitors; the loss of or changes in prices in regards to a significant customer; the company's ability to successfully implement its operational efficiencies and cost savings strategies; the company's ability to execute on its growth and expansion strategies; unanticipated construction delays involving the company's planned new tissue manufacturing operations in Shelby, NC; customer acceptance and timing and quantity of purchases of the company's tissue products, including the existence of sufficient demand for and the quality of tissue produced at the company's recently announced Shelby facility expansion when it becomes operational; changes in the U.S. and international economies and in general economic conditions in the regions and industries in which the company operates; changes in customer product preferences and competitors' product offerings; manufacturing or operating disruptions, including IT system and IT system implementation failures, equipment malfunction and damage to the company's manufacturing facilities; changes in transportation costs and disruptions in transportation services; changes in the cost and availability of wood fiber and wood pulp; labor disruptions; cyclical industry conditions; changes in costs for and availability of packaging supplies, chemicals, energy and maintenance and repairs; environmental liabilities or expenditures; the company’s ability to realize the expected benefits of its Manchester Industries acquisition; changes in expenses and required contributions associated with the company's pension plans; cyber-security risks; reliance on a limited number of third-party suppliers for raw materials; the company’s inability to service its debt obligations; restrictions on the company’s business from debt covenants and terms; changes in laws, regulations or industry standards affecting the company’s business; and other risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2016. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements based on new developments or changes in the company's expectations.

Clearwater Paper Corporation
Consolidated Statements of Operations
Unaudited (Dollars in thousands - except per-share amounts)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2017		2016		2017		2016
Net sales	$426,504	100%	$435,320	100%	$1,293,692	100%	$1,309,195	100%
Costs and expenses:
Cost of sales	(386,581)	91%	(396,605)	91%	(1,154,344)	89%	(1,127,103)	86%
Selling, general and administrative expenses	(34,472)	8%	(29,435)	7%	(93,674)	7%	(94,885)	7%
Total operating costs and expenses	(421,053)	99%	(426,040)	98%	(1,248,018)	96%	(1,221,988)	93%
Income from operations	5,451	1%	9,280	2%	45,674	4%	87,207	7%
Interest expense, net	(7,683)	2%	(7,520)	2%	(23,399)	2%	(22,559)	2%
(Loss) earnings before income taxes	(2,232)	1%	1,760	—%	22,275	2%	64,648	5%
Income tax benefit (provision)	3,095	1%	(859)	—%	(5,860)	—%	(24,437)	2%
Net earnings	$863	—%	$901	—%	$16,415	1%	$40,211	3%
Net earnings per common share:
Basic	$0.05		$0.05		$1.00		$2.35
Diluted	0.05		0.05		0.99		2.33
Average shares outstanding (in thousands):
Basic	16,458		16,845		16,466		17,141
Diluted	16,567		17,060		16,573		17,253

Clearwater Paper Corporation
Condensed Consolidated Balance Sheets
Unaudited (Dollars in thousands)

	September 30,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$8,478	$23,001
Receivables, net	135,946	147,074
Taxes receivable	14,578	9,709
Inventories	257,833	258,029
Other current assets	6,450	8,682
Total current assets	423,285	446,495
Property, plant and equipment, net	1,014,835	945,328
Goodwill	244,283	244,283
Intangible assets, net	34,528	40,485
Other assets, net	12,080	7,751
TOTAL ASSETS	$1,729,011	$1,684,342

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Borrowings under revolving credit facilities	$110,000	$135,000
Accounts payable and accrued liabilities	263,148	223,699
Current liability for pensions and other postretirement employee benefits	7,821	7,821
Total current liabilities	380,969	366,520
Long-term debt	570,331	569,755
Liability for pensions and other postretirement employee benefits	78,440	81,812
Other long-term obligations	40,942	41,776
Accrued taxes	2,557	2,434
Deferred tax liabilities	169,410	152,172
TOTAL LIABILITIES	1,242,649	1,214,469

Stockholders' equity, excluding accumulated other comprehensive loss, net of tax	537,331	521,626
Accumulated other comprehensive loss, net of tax	(50,969)	(51,753)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,729,011	$1,684,342

Clearwater Paper Corporation
Consolidated Statements of Cash Flows
Unaudited (Dollars in thousands)

	Nine Months Ended
	September 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$16,415	$40,211
Adjustments to reconcile net earnings to net cash flows from operating activities:
Depreciation and amortization	79,468	65,921
Equity-based compensation expense	2,523	9,826
Deferred tax provision	14,602	12,329
Employee benefit plans	(2,999)	(500)
Disposal of plant and equipment, net	3,755	30
Other, net	874	484
Changes in working capital, net	43,846	4,045
Changes in taxes receivable, net	(4,869)	7,217
Other, net	(1,439)	(680)
Net cash flows from operating activities	152,176	138,883
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment	(136,650)	(105,514)
Other, net	753	250
Net cash flows from investing activities	(135,897)	(105,264)
CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(4,875)	(51,528)
Borrowings on revolving credit facilities	185,000	944,844
Repayments of borrowings on revolving credit facilities	(210,000)	(931,832)
Other, net	(927)	(382)
Net cash flows from financing activities	(30,802)	(38,898)
Decrease in cash and cash equivalents	(14,523)	(5,279)
Cash and cash equivalents at beginning of period	23,001	5,610
Cash and cash equivalents at end of period	$8,478	$331

Clearwater Paper Corporation
Segment Information
Unaudited (Dollars in thousands)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2017		2016		2017		2016
Segment net sales:
Consumer Products	$232,916	55%	$253,319	58%	$707,251	55%	$746,249	57%
Pulp and Paperboard	193,588	45%	182,001	42%	586,441	45%	562,946	43%
Total segment net sales	$426,504	100%	$435,320	100%	$1,293,692	100%	$1,309,195	100%

Operating income (loss):
Consumer Products[1]	$4,436	81%	$17,201	185%	$21,159	46%	$54,135	62%
Pulp and Paperboard	15,023	276%	9,956	107%	63,866	140%	85,151	98%
	19,459		27,157		85,025		139,286
Corporate[2]	(14,008)	257%	(17,877)	193%	(39,351)	86%	(52,079)	60%
Income from operations	$5,451	100%	$9,280	100%	$45,674	100%	$87,207	100%

[1]

Consumer Products operating income for the three and nine months ended September 30, 2017 includes $5.1 and $11.1 million, respectively, of costs associated with the closure of the Oklahoma City facility. These costs for the three and nine months ended September 30, 2017 include $4.3 million of loss on the writedown of assets to their held for sale value.

[2]

Corporate expenses for the nine months ended September 30, 2017 include $0.2 million of expenses associated with the acquisition of Manchester Industries. Operating results subsequent to the acquisition of Manchester Industries are included in the Pulp and Paperboard segment.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
EBITDA and Adjusted EBITDA
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Net earnings	$863	$901	$16,415	$40,211
Add back:
Interest expense, net	7,683	7,520	23,399	22,559
Income tax (benefit) provision	(3,095)	859	5,860	24,437
Depreciation and amortization expense[3]	25,856	22,747	79,468	65,921
EBITDA[1]	$31,307	$32,027	$125,142	$153,128

Directors' equity-based compensation expense (benefit)	$463	$89	$(2,470)	$4,425
Manchester Industries acquisition related expenses	—	—	220	—
Costs associated with Oklahoma City facility closure[4]	5,057	—	7,406	—
Pension settlement expense	—	3,482	—	3,482
Reorganization related expenses	480	—	480	—
Costs associated with Long Island facility closure	314	466	1,145	1,431
Write-off of assets as a result of Warehouse Automation project	—	—	41	—
Gain associated with the sale of the specialty mills, net	—	(1,755)	—	(1,755)
Adjusted EBITDA[2]	$37,621	$34,309	$131,964	$160,711

[1]

EBITDA is a non-GAAP measure that management uses to evaluate the cash generating capacity of the company. The most directly comparable GAAP measure is net earnings. EBITDA is net earnings adjusted for net interest expense (including debt retirement costs), income taxes, and depreciation and amortization. It should not be considered as an alternative to net earnings computed under GAAP.

[2]	Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[3]	Depreciation and amortization expense for the three months ended September 30, 2017 includes accelerated depreciation of $0.3 million associated with the closed Long Island facility and $0.1 million as a result of the warehouse automation project. In addition, depreciation and amortization for the nine months ended September 30, 2017 includes $3.7 million of accelerated depreciation associated with the Oklahoma City facility closure, $0.6 million associated with the Long Island facility and $0.4 million as a result of the warehouse automation project.
[4]	Costs associated with the Oklahoma City facility closure for both the three and nine months ended September 30, 2017 include $4.3 million of loss on the writedown of assets to their held for sale value.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Net Earnings Per Diluted Common Share
Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
GAAP net earnings	$863	$901	$16,415	$40,211
Adjustments, after-tax[1]:
Directors' equity-based compensation expense (benefit)	306	57	(1,639)	2,857
Pension settlement expense	—	2,240	—	2,240
Manchester Industries acquisition related expenses	—	—	146	—
Costs associated with Oklahoma City facility closure	3,338	—	7,307	—
Costs associated with Long Island facility closure	402	300	1,150	922
Gain associated with the sale of the specialty mills, net	—	(1,129)	—	(1,129)
Write-off of assets as a result of Warehouse Automation project	—	—	27	—
Accelerated depreciation of assets as a result of Warehouse Automation project	79	—	240	—
Reorganization related expenses	317	—	317	—
Adjusted net earnings[2]	$5,305	$2,369	$23,963	$45,101

GAAP net earnings per diluted share	$0.05	$0.05	$0.99	$2.33
Adjustments, after-tax[1]:
Directors' equity-based compensation expense (benefit)	0.02	—	(0.10)	0.17
Pension settlement expense	—	0.13	—	0.13
Manchester Industries acquisition related expenses	—	—	0.01	—
Costs associated with Oklahoma City facility closure	0.20	—	0.44	—
Costs associated with Long Island facility closure	0.02	0.02	0.07	0.05
Gain associated with the sale of the specialty mills, net	—	(0.07)	—	(0.07)
Write-off of assets as a result of Warehouse Automation project	—	—	—	—
Accelerated depreciation of assets as a result of Warehouse Automation project	0.01	—	0.02	—
Reorganization related expenses	0.02	—	0.02	—
Adjusted net earnings per diluted share[2]	$0.32	$0.14	$1.45	$2.61

[1]	Tax effect was calculated using the estimated annual effective tax rate for the period presented.
[2]	Adjusted net earnings and Adjusted net earnings per diluted share exclude the impact of the items listed that we do not believe are indicative of our core operating performance.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment EBITDA, Adjusted EBITDA, EBITDA Margin and Adjusted EBITDA Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Consumer Products:
Net sales	$232,916	$253,319	$707,251	$746,249
Operating income	4,436	17,201	21,159	54,135
Depreciation and amortization expense[5]	16,073	15,022	50,607	42,984
Consumer Products EBITDA[1]	$20,509	$32,223	$71,766	$97,119
Costs associated with Long Island facility closure	314	466	1,145	1,431
Gain associated with the sale of the specialty mills, net	—	(1,755)	—	(1,755)
Costs associated with Oklahoma City facility closure[6]	5,057	—	7,406	—
Write-off of assets as a result of Warehouse Automation project	—	—	41	—
Consumer Products Adjusted EBITDA[2]	$25,880	$30,934	$80,358	$96,795
Consumer Products EBITDA margin[3]	8.8%	12.7%	10.1%	13.0%
Consumer Products Adjusted EBITDA margin[4]	11.1%	12.2%	11.4%	13.0%
Pulp and Paperboard[7]:
Net sales	$193,588	$182,001	$586,441	$562,946
Operating income	15,023	9,956	63,866	85,151
Depreciation and amortization expense	8,328	6,530	24,789	19,346
Pulp and Paperboard EBITDA[1]	$23,351	$16,486	$88,655	$104,497
Pulp and Paperboard EBITDA margin[3]	12.1%	9.1%	15.1%	18.6%

[1]	Segment EBITDA is segment operating income adjusted for depreciation and amortization.
[2]	Segment Adjusted EBITDA excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[3]	Segment EBITDA margin is defined as Segment EBITDA divided by Segment Net sales.
[4]	Segment Adjusted EBITDA margin is defined as Segment Adjusted EBITDA divided by Segment Net sales.
[5]

Depreciation and amortization expense for the Consumer Products segment for the three months ended September 30, 2017 includes accelerated depreciation of $0.3 million associated with the closed Long Island facility and $0.1 million as a result of the warehouse automation project. Depreciation and amortization expense for the nine months ended September 30, 2017 includes $3.7 million of accelerated depreciation associated with the Oklahoma City facility closure, $0.6 million associated with the Long Island facility and $0.4 million as a result of the warehouse automation project.

[6]	Costs associated with the Oklahoma City facility closure for both the three and nine months ended September 30, 2017 include $4.3 million of loss on the writedown of assets to their held for sale value.
[7]	With the exception of $0.2 million of acquisition related expenses that are included in the Corporate segment for the nine months ended September 30, 2017, results for Manchester Industries subsequent to the December 16, 2016 acquisition are included in the Pulp and Paperboard segment.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Segment Adjusted Operating Income and Operating Margin
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Consumer Products:
Net sales	$232,916	$253,319	$707,251	$746,249
Operating income	4,436	17,201	21,159	54,135
Costs associated with Long Island facility closure[3]	610	466	1,736	1,431
Costs associated with Oklahoma City facility closure[4]	5,057	—	11,069	—
Write-off of assets as a result of Warehouse Automation project	—	—	41	—
Gain associated with sale of the specialty mills, net	—	(1,755)	—	(1,755)
Accelerated depreciation of assets as a result of Warehouse Automation project	120	—	361	—
Consumer Products Adjusted operating income[1]	$10,223	$15,912	$34,366	$53,811
Consumer Products operating margin	1.9%	6.8%	3.0%	7.3%
Consumer Products Adjusted operating margin[2]	4.4%	6.3%	4.9%	7.2%

Pulp and Paperboard[5]:
Net sales	$193,588	$182,001	$586,441	$562,946
Operating income	15,023	9,956	63,866	85,151
Pulp and Paperboard operating income	$15,023	$9,956	$63,866	$85,151
Pulp and Paperboard operating margin	7.8%	5.5%	10.9%	15.1%

[1]	Segment Adjusted operating income excludes the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	Segment Adjusted operating margin is defined as Segment Adjusted operating income divided by Segment Net sales.
[3]	Costs associated with the Long Island facility closure include $0.3 million and $0.6 million of accelerated depreciation for the three and nine months ended September 30, 2017, respectively.
[4]	Costs associated with the Oklahoma City facility closure for both the three and nine months ended September 30, 2017 include $4.3 million of loss on the writedown of assets to their held for sale value, as well as $3.7 million of accelerated depreciation for the nine months ended September 30, 2017.
[5]	With the exception of $0.2 million of acquisition related expenses that are included in the Corporate segment for the nine months ended September 30, 2017, results for Manchester Industries subsequent to the December 16, 2016 acquisition are included in the Pulp and Paperboard segment.

Clearwater Paper Corporation
Reconciliation of Non-GAAP Financial Measures
Adjusted Income Tax Provision
Unaudited (Dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
GAAP income tax benefit (provision)	$3,095	$(859)	$(5,860)	$(24,437)
Adjustments, tax impact:
Directors' equity-based compensation (expense) benefit	(157)	(32)	831	(1,568)
Pension settlement expense	—	(1,242)	—	(1,242)
Manchester Industries acquisition related expenses	—	—	(74)	—
Costs associated with Oklahoma City facility closure	(1,719)	—	(3,762)	—
Costs associated with Long Island facility closure	(208)	(166)	(586)	(509)
Gain associated with the sale of the specialty mills, net	—	626	—	626
Reorganization related expenses	(163)	—	(163)	—
Write-off of assets as a result of Warehouse Automation project	—	—	(14)	—
Accelerated depreciation of assets as a result of Warehouse Automation project	(41)	—	(121)	—
Adjusted income tax benefit (provision)[1]	$807	$(1,673)	$(9,749)	$(27,130)
Adjusted income tax rate[1,2]	17.9%	41.4%	28.9%	37.5%

[1]	Adjusted income tax benefit (provision) and Adjusted income tax rate exclude the impact of the items listed that we do not believe are indicative of our core operating performance.
[2]	The Adjusted income tax rate is defined as [Adjusted income tax provision / (Adjusted income tax provision + Adjusted net earnings)].

CONTACT:
Clearwater Paper Corporation
(News media)
Matt Van Vleet, 509.344.5912
or
(Investors)
Robin S. Yim, 509.344.5906